EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated March 21, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 564 (The Dow 30sm Index Portfolio, Series 22, Great International Firms Portfolio, Series 28, Morgan Stanley U.S. Multinational 50 Index Portfolio, Series 20 and Morgan Stanley Technology Indexsm Portfolio, Series 35) as of March 21, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
March 21, 2006